                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            ENRON OIL & GAS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 5, 1998

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Oil & Gas Company (the "Company") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 5, 1998, for the following purposes:

     1. To elect eight directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 1998; and

     3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 9, 1998, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to sign and return the enclosed proxy, for which purpose a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                     By Order of the Board of Directors,

                                     ANGUS H. DAVIS
                                     Vice President, Communications and
                                     Corporate Secretary
Houston, Texas
March 25, 1998

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY
                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Oil & Gas Company (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 5, 1998 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1400 Smith St., Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 25, 1998. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Communications and Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 9, 1998, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 9, 1998, the record date, there were outstanding 154,765,228 shares of Common Stock. There are no other voting securities outstanding.

     The Company's summary annual report for the year ended December 31, 1997, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The summary annual report and the Annual Report on Form 10-K contained therein do not constitute a part of the proxy soliciting materials.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote withheld with respect to a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

-------------------------------------------------------------------------------------

[PHOTO]                  FRED C. ACKMAN, 67
                         Director since 1989

                         For over five years, Mr. Ackman has been a consultant to the oil and gas industry and has interests in ranching and
                         investments.
-------------------------------------------------------------------------------------
[PHOTO]                  JAMES V. DERRICK, JR., 53
                         Director since 1997

                         Mr. Derrick has served as Senior Vice President and General
                         Counsel of Enron Corp. since June 1991. Prior to joining
                         Enron Corp. in 1991, Mr. Derrick was a partner at the law
                         firm of Vinson & Elkins L.L.P. for more than 13 years.
-------------------------------------------------------------------------------------
[PHOTO]                  KEN L. HARRISON, 55
                         Director since 1997
                         Mr. Harrison has served as Vice Chairman of the Board of
                         Enron Corp. since July 1, 1997 and, since 1987, has served as Chairman of the Board and Chief Executive Officer of
                         Portland General Electric Company ("PGE"), an electric
                         utility company and a subsidiary of Enron Corp. He served as
                         Chairman of the Board, Chief Executive Officer and President
                         of Portland General Corporation, an electric utility holding company, for more than five years before it was acquired by
                         Enron Corp. on July 1, 1997.

-------------------------------------------------------------------------------------
[PHOTO]                  FORREST E. HOGLUND, 64
                         Director since 1987

                         Mr. Hoglund joined the Company as Chairman of the Board and
                         Chief Executive Officer in September 1987. From May 1990
                         until December 1996, he also served as President of the
                         Company. Mr. Hoglund is also an advisory director of Chase
                         Bank of Texas, National Association.
-------------------------------------------------------------------------------------


=====================================================================================
[PHOTO]                  KENNETH L. LAY, 55
                         Director since 1985

                         For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron Corp. Mr. Lay is also a director of Eli Lilly and Company, Compaq Computer
                         Corporation, Trust Company of the West, EOTT Energy Corp.
                         (the general partner of EOTT Energy Partners, L.P.), and
                         Enron Corp.
-------------------------------------------------------------------------------------

[PHOTO]                  EDWARD RANDALL, III, 71
                         Director since 1990

                         Mr. Randall's principal occupation is investments. Mr.
                         Randall is also a director of KN Energy, Inc. and
                         PaineWebber Group Inc.
-------------------------------------------------------------------------------------
[PHOTO]                  JEFFREY K. SKILLING, 44
                         Director since 1997

                         Since January 1, 1997, Mr. Skilling has served as President and Chief Operating Officer of Enron Corp. From June 1995
                         until December 1996, he served as Chief Executive Officer
                         and Managing Director of Enron Capital & Trade Resources
                         Corp. ("ECT"). From August 1990 until June 1995, Mr.
                         Skilling served ECT in a variety of senior managerial
                         positions.
-------------------------------------------------------------------------------------
[PHOTO]                  FRANK G. WISNER, 59
                         Director since 1997
                         Since 1997, Mr. Wisner has served as Vice Chairman of
                         American International Group Inc., following his retirement as U.S. Ambassador to India. American International Group
                         Inc. is an insurance company which provides risk insurance to companies investing in foreign operations. Mr. Wisner's more than 35-year career with the U.S. State Department,
                         primarily in Africa, Asia and Washington, D.C., included
                         serving as U.S. Ambassador to the Philippines, Egypt and
                         Zambia.
-------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ON FEBRUARY 15, 1998

     The Company knows of no one who beneficially owns in excess of 5% of the Common Stock of the Company except as set forth in the table below:

                                                   AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP
                                             ---------------------------------
                     NAME AND ADDRESS        SOLE VOTING AND        INVESTMENT       PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER      INVESTMENT POWER       POWER ONLY       OF CLASS
--------------      -------------------      ----------------       ----------       --------
Common          Enron Corp.                     85,080,000                            54.97%
                1400 Smith Street
                Houston, Texas 77002
Common          FMR Corp.                           28,100          10,428,200         6.76%
                92 Devonshire Street
                Boston, Massachusetts 02109

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT ON FEBRUARY 15, 1998

                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                -------------------------------------------
                                                                                SOLE VOTING
                                                SOLE VOTING   SHARED VOTING     AND LIMITED
                                                    AND            AND             OR NO
                                                INVESTMENT     INVESTMENT       INVESTMENT     PERCENT
TITLE OF CLASS               NAME               POWER(1)(2)       POWER          POWER(3)      OF CLASS
--------------               ----               -----------   -------------     -----------    --------
Enron Oil &     Fred C. Ackman................      23,000                                       *
  Gas Company   James V. Derrick, Jr..........         500                                       *
  Common Stock  Forrest E. Hoglund............   2,139,511        405,000(4)            7        1.63
                Barry Hunsaker Jr. ...........      27,545                          7,007        *
                Kenneth L. Lay................      20,000(5)      30,000                        *
                Mark G. Papa..................     319,294         20,000          28,847        *
                Edward Randall, III...........      25,000                                       *
                Jeffrey K. Skilling...........     100,000(5)                                    *
                Dennis M. Ulak................     100,834                         20,003        *
                Walter C. Wilson..............     243,770                         15,007        *
                All directors and executive
                  officers as a group (14 in
                  number).....................   3,088,418(5)     455,000          91,011        2.32

Enron Corp.     James V. Derrick, Jr. ........     583,705                         13,647        *
  Common Stock  Ken L. Harrison...............     143,378          1,539          31,321        *
                Forrest E. Hoglund............     439,920         90,000(4)       21,947        *
                Barry Hunsaker Jr. ...........                                          7        *
                Kenneth L. Lay................   2,911,452        959,798(6)       48,768        1.25
                Mark G. Papa..................      16,766         11,233          23,909        *
                Edward Randall, III...........      50,091(7)      25,969(8)                     *
                Jeffrey K. Skilling...........     537,385                        264,444        *
                Dennis M. Ulak................                                      2,973        *
                Walter C. Wilson..............                                     11,981        *
                All directors and executive
                  officers as a group (14 in
                  number).....................   4,752,208      1,088,539         437,361        1.99

---------------

 * Less than 1%.

 (1) The number of shares of Common Stock of the Company subject to stock options exercisable within 60 days after February 15, 1998, is as follows:
     Mr. Ackman 21,000 shares; Mr. Hoglund 935,786 shares;
                                             (Notes continued on following page)

     Mr. Hunsaker 27,245 shares; Mr. Papa 319,294 shares; Mr. Randall 21,000 shares; Mr. Ulak 100,834 shares; Mr. Wilson 241,570 shares; and all directors and executive officers as a group, 1,743,693 shares.

 (2) The number of shares of Enron Corp. Common Stock subject to stock options exercisable within 60 days after February 15, 1998, is as follows: Mr. Derrick 573,426 shares; Mr. Harrison 142,887 shares; Mr. Hoglund 36,650 shares; Mr. Lay 2,828,186 shares; Mr. Papa 11,650 shares; Mr. Skilling 407,728 shares; and all directors and executive officers as a group, 4,070,038 shares.

 (3) Includes shares held under the Enron Corp. Savings Plan (the "Savings Plan") and/or Employee Stock Ownership Plan ("ESOP"). Participants in the Savings Plan have sole voting power and limited investment power with respect to Enron Corp. shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP. Also includes restricted shares of Common Stock of the Company and Enron Corp. held under the Company's 1992 Stock Plan and Enron Corp.'s 1991 Stock Plan for which participants have sole voting power and no investment power until such shares vest in accordance with plan provisions. After vesting, the participant has sole investment and voting powers.

 (4) Includes 405,000 shares with respect to Company Common Stock and 90,000 shares with respect to Enron Corp. Common Stock held in a charitable foundation in which Mr. Hoglund has no pecuniary interest.

 (5) Does not include 85,080,000 shares owned by Enron Corp. in which each of Messrs. Lay, Harrison and Skilling, in their capacities as Chairman of the Board, Vice Chairman of the Board and President, respectively, of Enron Corp., has sole voting and investment power pursuant to the provisions of Enron Corp.'s bylaws.

 (6) Includes 165,000 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

 (7) Includes 43,291 shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

 (8) Shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regularly scheduled meetings and two special meetings during the year ended December 31, 1997.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee is the communication link between the Board of Directors and independent auditors of the Company. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors for the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met three times during the year ended December 31, 1997, and is currently composed of Messrs. Ackman (Chairman), Randall and Wisner.

     The Compensation Committee is responsible for administration of the Company stock plans and approval of compensation arrangements of senior management. The Compensation Committee, which met four times during the year, is composed of Messrs. Randall (Chairman), Ackman and Wisner.

     In December 1997, the International Strategy Committee was formed to provide a forum for the consideration of international business opportunities and for the discussion of international business and political developments that could affect project operations and development. The International Strategy Committee, which met for the first time on February 11, 1998, is composed of Messrs. Wisner (Chairman), Ackman and Randall.

     The Company does not have a standing nominating committee.

     During the year ended December 31, 1997, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served except Mr. Wisner, who became a director on October 24, 1997.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 1997, each director who was not an employee of the Company, Enron Corp. or its affiliates, received annual fees of $35,000 for serving as a director and $5,000 for each committee of which such director was Chairman. Total directors fees earned in 1997 were $90,000.

     Prior to the tax deconsolidation described under "Certain Transactions," Company directors fees could be deferred to a later specified date under the Enron Corp. 1994 Deferral Plan. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of Enron Corp. in December 1995, the Company created the Enron Oil & Gas Company 1996 Deferral Plan (the "1996 Deferral Plan") and agreed to assume all deferral liabilities of Enron Corp. relating to Company directors under the Enron Corp. 1994 Deferral Plan. All deferrals after the tax deconsolidation were made under the 1996 Deferral Plan. The 1996 Deferral Plan is substantially identical to the Enron Corp. 1994 Deferral Plan. Beginning in 1996, participants in the 1996 Deferral Plan may elect to invest their deferrals among six different investment choices. For calendar year 1995, interest was credited at 9% under the Enron Corp. 1994 Deferral Plan. Currently one nonemployee director participates in the 1996 Deferral Plan. Prior to 1994, directors were able to defer their fees under the Enron Corp. 1985 Deferral Plan, which continues to credit interest on account balances based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1995 was 12.39% and which for 1996 and 1997 was the minimum rate of 12%.

     Nonemployee directors also participate in the Enron Oil & Gas Company 1993 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan"), which was approved by Company shareholders at the 1993 annual meeting. Under the terms of the Director Stock Option Plan, each nonemployee director receives on the date of each annual meeting an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment an option to purchase 7,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Director Stock Option Plan vest 50% after one year and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. During 1997, Messrs. Ackman and Randall were granted a total of 14,000 options at an exercise price of $19.3750 and Mr. Wisner was granted a total of 7,000 options at an exercise price of $22.8750.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     Compensation for Company officers is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed exclusively of outside directors. It is the responsibility of the Committee to develop compensation philosophy, to authorize salary increases, annual bonuses and long-term incentive grants for executive officers, and to approve other incentive programs, including stock-based programs, consistent with the stated philosophy.

     The Committee believes that appropriately balanced compensation components contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of the industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk, tied to both the financial results achieved by and the performance of the Common Stock of the Company. One of the biggest challenges facing companies in the oil and gas industry today is the ability to attract and retain high quality employees because of the current short supply of technical personnel. Accordingly, the Committee recognizes that it must remain flexible in the design and level of the total compensation package. As a result, base salaries are targeted slightly above the average of the competitive market and bonuses and long-term incentives are targeted to deliver above average compensation if financial results and shareholder return exceed the average achieved by peer companies over a reasonable period of time. To achieve this goal, the Committee has authorized incentive plans as set out below, which provide for incentive compensation in the form of cash, stock options, restricted stock and phantom stock units, to link executive compensation with the performance and financial results of the Company.

     Annual Incentive Plan. All Company employees are eligible to receive annual bonuses under the Annual Incentive Plan. During 1997, funding of this plan was revised to address highly competitive market conditions. Each year a Target Bonus Pool will be established using an approach whereby each Company position will be assigned a market-competitive target bonus, expressed as a percentage of salary. The individual bonus targets will then be added together to create the Target Bonus Pool. At the end of the year, the Committee will approve the actual level of funding relative to the target based on management's report of the actual performance of the Company relative to pre-established goals. The goals established for the Company cover factors such as cash flow, net income, production and reserve volume growth, finding costs and rate of return on exploration and development expenditures. These goals are designed to address both current financial performance and the long-term development of the Company. No specific formula is used for weighting these individual performance factors. Employees can choose to receive their bonuses in a combination of cash, stock options and/or phantom stock units.

     Enron Oil & Gas Company 1992 Stock Plan. This plan is the long-term incentive plan of the Company for executive officers and other selected employees. The purposes of this plan are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the Company, thus enhancing the value of the Company for the benefit of shareholders and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company. Under this plan, the Committee is authorized to grant awards of stock options, restricted stock and phantom stock units. Stock options are normally granted to executive officers and other selected employees on an annual basis.

Such options vest over four years, are exercisable for ten years and are granted at an option price equal to the fair market value of Common Stock on the date of grant. The awards are made at a level that is not anticipated to generate significant benefits relative to the industry peer group unless the Common Stock performs correspondingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this component becomes a larger part of the total compensation package. Occasionally, the Committee grants restricted stock or phantom stock units for specific reasons such as retention or external market pressures.

     Chief Executive Officer Compensation. Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which he serves as Chairman of the Board and Chief Executive Officer. Under the provisions of subsequent amendments to Mr. Hoglund's employment agreement, the term has been extended to September 1, 1998, and Mr. Hoglund has agreed to receive an annual salary of $570,000 and no annual bonus.

     Substantially all of Mr. Hoglund's future compensation in excess of his base salary is at risk and tied to the performance of Common Stock. The Committee believes this is the most effective way to link executive rewards to shareholder value.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured the key component of its long-term incentives in the form of stock option grants which comply with the statute. As discussed previously, restricted stock and phantom stock units are granted occasionally, which would not qualify as performance-based compensation under the statute.

Compensation Committee

Edward Randall, III -- Chairman
Fred C. Ackman
Frank G. Wisner

COMPARATIVE STOCK PERFORMANCE

    The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested on December 31, 1992 in Common Stock of EOG, the Standard & Poors 500 (the "S&P 500"), and an original and new peer group of independent exploration and production companies (the "Original Peers" and "New Peers").

     2. The investments in the Original Peers and New Peers are weighted based on the market capitalization of each individual company within the Original Peers and New Peers at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

    The companies that comprised the Original Peers were as follows: Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Louisiana Land and Exploration Company, Maxus Energy Company, Noble Affiliates, Inc., Oryx Energy Company, Santa Fe Energy Resources Inc., Seagull Energy Corporation, Union Pacific Resources Company, Union Texas Petroleum Holdings, Inc. and Vastar Resources Inc.

    As a result of the delisting of Louisiana Land and Exploration Company and its merger with Burlington Resources Inc. in 1997, Louisiana Land and Exploration Company was replaced in the Original Peers by Pioneer Natural Resources Company.

    The companies that comprise the New Peers are as follows: Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Maxus Energy Company, Noble Affiliates, Inc., Oryx Energy Company, Pioneer Natural Resources Company, Santa Fe Energy Resources Inc., Seagull Energy Corporation, Union Pacific Resources Company, Union Texas Petroleum Holdings, Inc. and Vastar Resources Inc.

                           COMPARATIVE TOTAL RETURNS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             EOG, S&P 500 AND PEERS
                (Performance Results Through December 31, 1997)

        Measurement Period                                                  Original
      (Fiscal Year Covered)               EOG             S&P 500            Peers           New Peers
1992                                          100.00            100.00            100.00            100.00
1993                                          133.59            110.09            114.82            114.82
1994                                          129.16            111.85             99.32             99.32
1995                                          166.30            153.80            118.47            118.47
1996                                          175.81            189.56            150.01            150.01
1997                                          148.37            252.82            144.88            144.12

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                          ----------------------------------   --------------------------------------------
                                                                   OTHER        RESTRICTED     SECURITIES
                                                                   ANNUAL          STOCK       UNDERLYING           LTIP
                                           SALARY     BONUS     COMPENSATION      AWARDS        OPTIONS/          PAYOUTS
    NAME & PRINCIPAL POSITION      YEAR     ($)        ($)         ($)(1)           ($)         SARS (#)            ($)
    -------------------------      ----    ------     -----     ------------    ----------     ----------           ---
Forrest E. Hoglund                 1997   $570,000   $      0     $ 18,297      $        0             0         $        0
 Chairman of the Board             1996   $570,000   $      0     $121,088      $        0             0         $        0
 and Chief Executive Officer       1995   $570,000   $      0     $ 69,721      $        0             0         $        0
Mark G. Papa                       1997   $364,592   $ 55,000     $  8,660      $        0        45,130         $        0
 President and Chief --            1996   $295,254   $101,250     $ 16,334      $  587,500(3)     47,275         $        0
 Operating Officer                 1995   $257,520   $135,000     $  8,515      $        0        53,750         $        0
Dennis M. Ulak                     1997   $260,000   $160,000     $  7,656      $        0        33,265         $        0
 President, International          1996   $230,000   $101,250     $  4,900      $  470,000(3)     28,865         $        0
 Operations                        1995   $176,670   $ 97,500     $  6,202      $        0        31,055         $        0
Walter C. Wilson                   1997   $232,500   $120,000     $  6,450      $        0        37,470         $        0
 Senior Vice President and         1996   $218,340   $ 60,375     $ 17,303      $  352,500(3)     34,545         $        0
 Chief Financial Officer           1995   $183,540   $105,000     $ 13,834      $        0        38,265         $        0
Barry Hunsaker, Jr.(4)             1997   $237,500   $100,000     $  6,525      $        0        13,065         $        0
 Senior Vice President and         1996   $147,443   $ 90,000     $  3,894      $        0        26,720         $        0
 General Counsel

                                    ALL OTHER
                                   COMPENSATION
                                   ------------

    NAME & PRINCIPAL POSITION         ($)(2)
    -------------------------      ------------
Forrest E. Hoglund                   $239,041
 Chairman of the Board               $240,144
 and Chief Executive Officer         $239,834
Mark G. Papa                         $      0
 President and Chief --              $  1,103
 Operating Officer                   $    793
Dennis M. Ulak                       $      0
 President, International            $  1,103
 Operations                          $    793
Walter C. Wilson                     $      0
 Senior Vice President and           $  1,103
 Chief Financial Officer             $    793
Barry Hunsaker, Jr.(4)               $      0
 Senior Vice President and           $      0
 General Counsel

---------------

(1) No Named Officer had "Perquisites and Other Personal Benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. Also, Enron Corp. and/or the Company maintains three deferral plans for key employees under which payment of base salary, annual bonus, and long-term incentive awards may be deferred to a later specified date. Under the Enron Corp. 1985 Deferral Plan ("1985 Deferral Plan"), interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1995 was 12.39%, for 1996 was the minimum rate of 12%, and for 1997 was the minimum rate of 12%. No interest has been reported as Other Annual Compensation under the 1985 Deferral Plan for participating Named Officers because the crediting rates during 1995, 1996, and 1997 did not exceed 120% of the long-term Applicable Federal Rate ("AFR") of 14.38% in effect at the time the 1985 Deferred Plan was implemented. No interest has been reported as Other Annual Compensation under the Enron Corp. 1992 Deferral Plan, as none of the Named Officers are participants in the plan. Interest has been reported as Other Annual Compensation under the Enron Corp. 1994 Deferral Plan ("1994 Deferral Plan") during 1995 for the participating Named Officers because the crediting rate during 1995 was 9%, which exceeds 120% of the long-term AFR of 7.29% in effect at the time the 1994 Deferral Plan was implemented. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of Enron Corp. in December 1995, the Company created the 1996 Deferral Plan and agreed to assume all deferral liabilities of Enron Corp. relating to Company employees under the Enron Corp. 1992 and 1994 Deferral Plans described above. (For a description of the tax deconsolidation, see "Certain Transactions.")
                                             (Notes continued on following page)

    Beginning January 1, 1996, the 1996 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1996 Deferral Plan during 1996. Other Annual Compensation also includes miscellaneous cash payments for items such as cash perquisite allowances and lost benefits due to statutory earnings limits.

(2) The amounts shown include the value, as of year-end 1995 and 1996, of Enron Corp. Common Stock allocated during those years to employee's special subaccounts under the Enron's Employee Stock Ownership Plan. Also included for Mr. Hoglund in each of 1995, 1996, and 1997 is $239,041 that is attributable to life insurance coverage pursuant to a split-dollar life insurance arrangement.

(3) The following is the aggregate number of shares in unreleased restricted stock holdings of Company Common Stock and their value as of December 31, 1997, for each of the Named Officers: Mr. Papa, 25,000 shares valued at $529,688; Mr. Ulak, 20,000 shares valued at $423,750; Mr. Wilson, 15,000 shares valued at $317,813. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. EOG restricted stock awarded on January 26, 1996, will vest 50% on January 26, 2002, and 100% on January 26, 2003, subject to early vesting if certain net income goals are achieved in 1998 and 1999.

(4) Mr. Hunsaker became an employee and executive officer of the Company in May 1996.

STOCK OPTION GRANTS DURING 1997

     The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table on page 10 and all employee optionees as a group. No stock appreciation rights ("SAR") units were granted during 1997, and none are outstanding.

                                            1997 GRANTS
                       -----------------------------------------------------
                                    PERCENT OF                                       POTENTIAL REALIZABLE VALUE AT
                                      TOTAL                                             ASSUMED ANNUAL RATES OF
                       OPTIONS/      OPTIONS                                            STOCK PRICE APPRECIATION
                         SARS       GRANTED TO      AVERAGE                                FOR OPTION TERM(1)
                        GRANTED    EMPLOYEES IN   OPTION PRICE   EXPIRATION    ------------------------------------------
     NAME/GROUP         (#)(2)     FISCAL YEAR     PER SHARE        DATE       0%(3)         5%                 10%
     ----------        --------    ------------   ------------   -----------   -----   --------------      --------------
   NAMED OFFICERS
   --------------
Forrest E. Hoglund...          0         .0              N/A             N/A     $0    $            0      $            0

Mark G. Papa.........     12,630(4)       .4         22.0000       04-Feb-02     $0    $       76,768      $      169,636
                          32,500(5)      1.1         21.1250       13-Feb-07     $0    $      431,775      $    1,094,204

Dennis M. Ulak.......      8,265(4)       .3         22.0000       04-Feb-02     $0    $       50,236      $      111,009
                          25,000(5)       .8         21.1250       13-Feb-07     $0    $      332,135      $      841,695

Walter C. Wilson.....     14,970(4)       .5         22.0000       04-Feb-02     $0    $       90,991      $      201,065
                          22,500(5)       .8         21.1250       13-Feb-07     $0    $      298,921      $      757,526

Barry Hunsaker,
  Jr.................      3,065(4)       .1         22.0000       04-Feb-02     $0    $       18,630      $       41,167
                          10,000(5)       .3         21.1250       13-Feb-07     $0    $      132,854      $      336,678

All Optionees........  3,079,330(6)    100.0%        20.1849(7)    2002-2007     $0    $   39,089,554(8)   $   99,060,606(8)

All Shareholders.....        N/A        N/A              N/A             N/A     $0    $1,968,412,825(8)   $4,988,344,574(8)

Optionees' gain as %
  of all
  shareholders'
  gain...............        N/A        N/A              N/A             N/A    N/A              1.99%               1.99%

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock.

(2) If a "change of control" (as defined in the Company 1992 Stock Plan) were to occur before the options become exercisable and are exercised, such vesting described below will be accelerated and all such outstanding options will be surrendered and the optionee will receive a cash payment from the Company in an amount equal to the value of the surrendered options (as defined in the Company 1992 Stock Plan).

(3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

(4) Stock options awarded on February 4, 1997 became 100% vested on February 4, 1997.

(5) Stock options awarded on February 13, 1997 vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(6) Includes options awarded on December 31, 1997 under the All Employee Stock Option Program to employees hired during 1997.

(7) Weighted average grant price for all stock options for the purchase of Company Common Stock granted to employees in 1997.
                                             (Notes continued on following page)

(8) Appreciation for All Optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for All Shareholders is calculated using an assumed ten year term, the weighted average exercise price for All Optionees ($20.1849) and the number of shares of Company Common Stock issued and outstanding on December 31, 1997.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1997 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1997

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SAR units held as of the end of the fiscal year:

                                                                              NUMBER OF               VALUE OF UNEXERCISED
                                                                        SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS/
                                                                      UNEXERCISED OPTIONS/SARS        SARS AT DECEMBER 31,
                                          SHARES                       AT DECEMBER 31, 1997(1)                1997
                                       ACQUIRED ON       VALUE       ---------------------------   ---------------------------
        NAME                           EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                           ------------   ------------   -----------   -------------   -----------   -------------
Forrest E. Hoglund...  EOG                    0         $     0        935,786        10,524       $1,360,978       $25,652
                       Enron Corp.            0         $     0         36,650             0       $  526,844       $     0
Mark G. Papa.........  EOG                5,000         $41,875        283,669        90,866       $1,314,309       $71,252
                       Enron Corp.            0         $     0          5,650             0       $   81,219       $     0
Dennis M. Ulak.......  EOG                    0         $     0         79,584        57,956       $   81,183       $41,893
Walter C. Wilson.....  EOG                    0         $     0        217,195        63,250       $1,072,854       $50,734
Barry Hunsaker,
  Jr.................  EOG                    0         $     0         24,745        15,040       $        0       $   625

---------------

(1) There are no SAR units applicable to the Named Officers.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     Enron Corp. maintains the Enron Corp. Cash Balance Plan (the "Cash Balance Plan") which is a noncontributory defined benefit plan to provide retirement income for employees of Enron Corp. and its subsidiaries, including the Company. Through December 31, 1994, participants in the Cash Balance Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In 1995, Enron Corp.'s Board of Directors adopted an amendment to and restatement of the Cash Balance Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Under the Cash Balance Plan, each employee's accrued benefit will be credited with interest based on ten-year Treasury Bond yields.

     Enron Corp. also maintains a noncontributory employee stock ownership plan ("ESOP") which covers all eligible employees, including employees of the Company. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Cash Balance Plan. December 31, 1993 was the final date on which ESOP allocations were made to employees' retirement accounts.

     Directors who are not employees of the Company or Enron Corp. are not eligible to participate in the Cash Balance Plan.

     In addition, Enron Corp. has a Supplemental Retirement Plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Code, and a Pension Program for Deferral Plan Participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into the Enron Corp. Deferral Plans or Company Deferral Plans.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any projected salary increase and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plan:

                                                   ESTIMATED
                                       CURRENT     CREDITED       CURRENT         ESTIMATED
                                       CREDITED    YEARS OF     COMPENSATION    ANNUAL BENEFIT
                                       YEARS OF     SERVICE       COVERED        PAYABLE UPON
                                       SERVICE     AT AGE 65      BY PLANS        RETIREMENT
                                       --------    ---------    ------------    --------------
Forrest E. Hoglund...................    10.3        10.8         $570,000         $115,068
Mark G. Papa.........................    16.6        30.3         $400,020         $132,082
Dennis M. Ulak.......................    19.6        40.6         $300,000         $148,154
Walter C. Wilson.....................    10.1        19.8         $240,000         $ 50,246
Barry Hunsaker, Jr...................     1.7        19.0         $255,000         $ 55,908

     NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the ESOP.

     Messrs. Hoglund, Papa and Wilson participate in the Enron Corp. Executive Supplemental Survivor Benefits Plan (the "Survivor Benefit Plan"). In the event of death after retirement, the Survivor Benefit Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for ten years. The Survivor Benefit Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases).

SEVERANCE PLANS

     The Enron Corp. Severance Pay Plan, as amended, provides for the payment of benefits to employees of Enron Corp. and its subsidiaries, including the Company, who are terminated for failing to meet performance objectives or standards or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit paid under the Enron Corp. Severance Pay Plan exceed 52 weeks of pay. Under the Enron Corp. Change of Control Severance Plan, in the event of an unapproved change of control of Enron Corp., any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each 5% of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average W-2 earnings over the past five years. The Company reimburses Enron Corp. for severance plan costs attributable to Company employees. In connection with Mr. Hunsaker's offer of employment to join the Company in 1996, the Company agreed that if Mr. Hunsaker was terminated by the Company other than for "cause" or if Mr. Hunsaker left the Company because of an "involuntary termination event," then Mr. Hunsaker would receive a severance payment equal to the greater of (i) the amount provided by the Enron Corp. Severance Pay Plan or (ii) $112,500, which represents 50% of Mr. Hunsaker's initial annual salary. For a description of Messrs. Hoglund's and Papa's severance arrangements under their employment agreements, see "Employment Contracts" below.

EMPLOYMENT CONTRACTS

     Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which he serves as Chairman of the Board and Chief Executive Officer of the Company. On December 14, 1994, the employment agreement was amended to extend the term to September 1, 1998. Thereafter, the term may be extended as may be agreed by Mr. Hoglund and the Company. Pursuant to the terms of the employment agreement, as amended, Mr. Hoglund's annual base salary during the remaining term will not be less than $570,000.

     Mr. Hoglund's employment agreement provides that if any corporation or other entity acquires or succeeds to all or substantially all of the business or assets of the Company, by purchase, consolidation or otherwise, Mr. Hoglund's stock options and restricted shares of Enron Corp. Common Stock shall vest and shall automatically be advanced to maturity as if the initial term under his employment agreement had expired. The employment agreement also provides for a split-dollar life insurance arrangement, whereby the Company will pay annual premiums of $239,041 per year on a $5 million life insurance policy owned by Mr. Hoglund, with recovery of the cost of such premiums upon Mr. Hoglund's death.

     In the event of Mr. Hoglund's involuntary termination, he will receive amounts prescribed in the agreement, offset against amounts payable under any severance plan maintained for the Company, through the term of the agreement. The employment agreement contains noncompete provisions in the event of Mr. Hoglund's termination of employment.

     Mr. Papa entered into an employment agreement with the Company in November 1997 under which he has agreed to serve as President and Chief Operating Officer of the Company at a minimum salary of $400,000. In the event of his involuntary termination, Mr. Papa will receive his salary as if his employment had continued throughout the term of the agreement, which expires on October 31, 2001. If during the term of the agreement Enron Corp. elects to sell its interest in the Company such that the Company ceases to be an affiliate of Enron Corp., Mr. Papa will be entitled to benefits identical to those contained in the Enron Corp. Change of Control Severance Plan. The employment agreement contains noncompete provisions in the event of Mr. Papa's termination of employment. However, at certain points during the term of the agreement, if mutually satisfactory terms relating to his role in the Company have not been agreed upon by Mr. Papa and the Company, he may resign and (i) receive one year's salary, (ii) become vested in any unvested stock options and restricted stock awards, (iii) receive treatment under involuntary termination provisions under the Company's stock plans and deferral plans, and (iv) be released from noncompete provisions, except an agreement not to induce any employee to terminate his/her employment.

CERTAIN TRANSACTIONS

     Messrs. Derrick, Harrison, Lay and Skilling are executive officers of Enron Corp. The Company has significant business relationships with Enron Corp.

     The Company entered into a Services Agreement (the "Services Agreement") with Enron Corp. effective January 1, 1997, pursuant to which Enron Corp. provides various services, such as maintenance of certain employee benefit plans, provision of telecommunications and computer services, lease of office space and the provision of certain purchasing and operating services and certain other corporate staff and support services. Such services historically have been supplied to the Company by Enron Corp., and the Services Agreement provides for the further delivery of such services substantially identical in nature and quality to those services previously provided. The Company agreed to a fixed rate for the rental of office space and to reimburse Enron Corp. for all other direct costs incurred in rendering services to the Company under the contract and to pay Enron Corp. for allocated indirect costs incurred in rendering such services up to a maximum of approximately $5.3 million in 1997. The limit on cost for the allocated indirect services provided by Enron Corp. to the Company will increase in subsequent years for inflation and certain changes in the Company's allocation bases, but such increase will not exceed 7.5% per year. The Services Agreement is for an initial term of ten years through December 2006 and will continue thereafter until terminated by either party.

     Effective December 14, 1995, the Company ceased to be included in the consolidated federal income tax return filed by Enron Corp., and the tax allocation agreement (the "Base Agreement") previously in effect between the Company and Enron Corp. was terminated. In addition, effective December 14, 1995, the Company and Enron Corp. entered into a new tax agreement (the "1995 Agreement") pursuant to which, among other things, Enron Corp. agreed (in exchange for the payment of $13 million by the Company) to be liable for, and indemnify the Company against, all U.S. federal and state income taxes and certain foreign taxes imposed on the Company for periods prior to the date Enron Corp. reduced its ownership in the Company to less than 80%. In 1997, the Company and Enron Corp. agreed to terminate the 1995 Agreement and enter into a new tax allocation agreement. As part of the agreement of the parties, Enron Corp. agreed to refund the $13 million payment made by the Company pursuant to the 1995 Agreement, the Company agreed to release Enron Corp. from the liabilities assumed related to the $13 million payment and the parties agreed to indemnify each other in a manner consistent with the Base Agreement. Enron Corp. also advanced the Company approximately $50 million to fund certain federal income taxes related to the 1995 taxable year. This advance is to be repaid in annual installments through January 1, 2001.

     In December 1997, Enron Corp. and the Company entered into an Equity Participation and Business Opportunity Agreement (the "Business Opportunity Agreement"), which defines certain obligations that Enron Corp. owes to the Company and relieves Enron Corp. from certain obligations to the Company that it might otherwise have, including the obligation to offer certain business opportunities to the Company. Enron Corp. has advised the Company that, although it believes that it has conducted its business in a manner that is consistent with its duties as a majority shareholder of the Company, it was motivated to enter into the Business Opportunity Agreement because of the difficulty of determining the applicability of the law relating to duties that Enron Corp. may owe to the Company in connection with Enron Corp.'s finance and trading business and because of Enron Corp.'s desire to have more flexibility in pursuing business opportunities identified by or developed solely by Enron Corp. personnel. The Business Opportunity Agreement was approved by the Board of Directors of the Company after it was approved unanimously by a special committee of the Board of Directors consisting of the Company's independent directors. The special committee retained its own legal and financial advisers in connection with its evaluation of Enron Corp.'s proposal, and the Business Opportunity

Agreement as executed reflects significant concessions on Enron Corp.'s part resulting from its negotiations with members of the special committee.

     The Business Opportunity Agreement provides generally that, so long as such activities are conducted in compliance with the Business Opportunity Agreement in all material respects, Enron Corp. may pursue business opportunities independently of the Company. The Business Opportunity Agreement contains an acknowledgment by the Company that Enron Corp.'s finance and trading business may result in the acquisition by Enron Corp. of oil and gas properties or companies and that in certain cases Enron Corp. or entities in which Enron Corp. has an interest may acquire such assets pursuant to bidding or auction processes in which the Company is also a bidder. In the Business Opportunity Agreement, the Company acknowledges and agrees that such activities may have an impact on the Company or the price it pays for properties or securities it purchases from others, that Enron Corp. or entities in which it has an interest may acquire direct or indirect interests in oil and gas properties or companies as a result of such activities, may own, operate and control any such assets in connection therewith, and may acquire additional oil and gas properties or companies or pursue opportunities related thereto in connection therewith, in each case without any duty to offer all or any portion of such assets or opportunities to the Company. The Business Opportunity Agreement contains an acknowledgment and agreement by the Company that, to the extent that a court might hold that the conduct of such activity is a breach of a duty to the Company (and without admitting that the conduct of such activity is such a breach of duty), the Company waives any and all claims and causes of action that it may have to claim that the conduct of such activity is a breach of a duty to the Company.

     The Business Opportunity Agreement contains certain restrictions on the conduct of Enron Corp.'s business. It also provides that, except with respect to business opportunities pursued jointly by Enron Corp. and the Company and except as otherwise agreed to between Enron Corp. and the Company, Enron Corp.'s business will be conducted through the use of its own personnel and assets and not with the use of any personnel or assets of the Company.

     Thus, without the consent of the Company, the finance and trading business conducted by ECT, Enron International Capital & Trade Corp. ("EICT") or other Enron Corp. entities may only involve business opportunities identified by or presented to ECT personnel, EICT personnel or other Enron Corp. personnel and developed and pursued solely through the use of the personnel and assets of ECT, EICT or other Enron Corp. entities. Enron Corp. has agreed that, so long as it controls the Company, it will not pursue any business opportunity a majority of the value of which involves oil and gas properties if the opportunity is first presented to an officer or director of Enron Corp. who is also an officer or director of the Company at the time such opportunity is presented, unless Enron Corp. first offers such opportunity to the Company. The Business Opportunity Agreement states that its provisions relate exclusively to the duties that Enron Corp. owes the Company and that nothing in the Business Opportunity Agreement affects the fiduciary or other duties owed to the Company by any individual director or officer of the Company in his or her capacity as such. In this connection, Enron Corp. has agreed that its representatives on the Board of Directors of the Company will not, for the purpose of enabling Enron Corp. to pursue an opportunity in the oil and gas business, vote in such a manner as to effectively prevent, prohibit or restrict the Company from pursuing such opportunity.

     In consideration for the Company's agreements in the Business Opportunity Agreement, Enron Corp. provided valuable consideration to the Company, including options to purchase common stock of Enron Corp. that will give the Company the opportunity to participate in future appreciation in value of Enron Corp., including any appreciation in value resulting from activities that the Company has agreed to permit Enron Corp. and its subsidiaries to pursue. Enron Corp. granted the Company ten-year options to purchase 3,200,000 shares of Enron Corp. common stock at $39.1875 per share, the closing price per share on the date that the

Company's Board of Directors approved the Business Opportunity Agreement. The options vest in accordance with a schedule that provides that 25% vested immediately, 15% vest on the anniversary of the Business Opportunity Agreement in 1998 and 10% vest each anniversary thereafter until all of the options are vested. Vesting will be accelerated in the event of a change of control of the Company. For such purposes a "change of control" means that (a) Enron Corp. no longer owns capital stock of the Company representing at least 35% of the voting power for the election of directors and (b) a majority of the members of the Board of Directors of the Company consists of persons who are not officers or directors of Enron Corp. or any affiliate of Enron Corp. other than the Company. The Business Opportunity Agreement also included: (i) an agreement to replace the existing services agreement, under which Enron Corp. provides certain services to the Company, with a new services agreement under which the Company's payments to Enron Corp. will be reduced by $2.8 million per year for certain of the services provided; (ii) an agreement by Enron Corp. relieving the Company of the obligation to bear the costs of any registration of sales by Enron Corp. of shares of common stock of the Company; (iii) an agreement by Enron Corp. to pay the costs of registration of the Company's sales of Enron Corp. common stock acquired upon exercise of the options granted in the Business Opportunity Agreement; (iv) an agreement that if Enron Corp. takes any action that results in the loss by the Company of its status as an "independent producer" under the Code, Enron Corp. will pay the Company each year through 2006 the lesser of (a) $1 million and (b) an amount which, after payment of applicable taxes, will compensate the Company for the additional income tax liability resulting from the loss of independent producer status; (v) an agreement that if Enron Corp. requests that the Company relocate its offices, and if the Company agrees to do so, Enron Corp. will pay the Company's moving expenses, including expenses of building out or refurbishing the space in its new offices and expenses of removing and reinstalling the Company's telecommunications and information systems facilities; and (vi) an agreement by Enron Corp. to reimburse the Company for the costs and expenses of legal and financial consultants retained to assist the special committee in connection with the Business Opportunity Agreement. In addition, pursuant to the Business Opportunity Agreement, Enron Corp. agreed to cause its subsidiary, Houston Pipe Line Company, to enter into various agreements with the Company rearranging certain existing contractual arrangements between them and Enron Corp., and the Company entered into a licensing agreement covering the Enron Corp. name and mark and recognizing that the EOG and EOGI (Enron Oil & Gas International, Inc.) names and marks belong to the Company. In the Business Opportunity Agreement, Enron Corp. and the Company also entered into agreements in principle regarding the manner in which they will share the burdens and benefits of the integrated projects under joint development by Enron Corp. and the Company in Qatar, Mozambique and Uzbekistan. The agreements in principle provide that the Company's interests in these projects will be 20%, 20% and 80%, respectively, of the combined ownership interest of the Company and Enron Corp.

     The Business Opportunity Agreement also contains provisions that give Enron Corp. the right to maintain its equity interest in the Company at certain levels. It provides that if the Company issues additional shares of its capital stock, Enron Corp. will have the right to purchase additional shares of capital stock of the Company as follows: (i) if Enron Corp. owns a majority interest, Enron Corp. will have the right to purchase sufficient shares to permit it to retain its majority interest; (ii) if Enron Corp. does not own a majority interest but accounts for the assets and operations of the Company on a consolidated basis for financial reporting purposes, Enron Corp. will have the right to purchase sufficient shares to permit it to continue to account for the Company on a consolidated basis; and (iii) if Enron Corp. accounts for the assets and operations of the Company using the equity method for financial reporting purposes, Enron Corp. will have the right to purchase sufficient shares to permit it to continue to account for the Company using the equity method. Any such purchase by Enron Corp. will be for cash at 97% of the average closing price per share over a specified 20-day period (reflecting a 3% private placement discount).

     In addition, the Company and Enron Corp. have in the past entered into significant intercompany transactions and agreements incidental to their respective businesses, and the Company and Enron Corp. may be expected to enter into material transactions and agreements from time to time in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, the financing of exploration and development efforts by the Company and the provision of certain corporate services. During 1997, Enron Corp. and its affiliates paid the Company approximately $78 million as a net result of the foregoing described transactions and agreements. The Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from third parties.

                                    ITEM 2.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1998.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification by the shareholders of this appointment.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1999 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1999 must be received by the Company, addressed to Angus H. Davis, Vice President, Communications and Corporate Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 24, 1998, to be included in the Company's proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, no later than February 4, 1999. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder,
(iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1998 ANNUAL MEETING

     The date of delivery to, or receipt by, the Company of any notice from shareholders of the Company regarding business to be brought before the 1998 Annual Meeting of Shareholders of the Company was February 5, 1998. The Company has not received any notices from its shareholders regarding business to be brought before the 1998 Annual Meeting of Shareholders.

NOMINATIONS FOR 1999 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or
(b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, (i) with respect to an election to be held at the Annual Meeting of Shareholders of the Company, on or before February 4, 1999, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and
(b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholders, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1998 ANNUAL MEETING

     The date for delivery to, or receipt by, the Company of any notice from a shareholder of the Company regarding nominations for directors to be elected at the 1998 Annual Meeting of Shareholders of the Company was February 5, 1998. The Company has not received any notices from its shareholders regarding nominations for directors to be elected at the 1998 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                          By Order of the Board of Directors,

                                          ANGUS H. DAVIS
                                          Vice President, Communications and
                                          Corporate Secretary
Houston, Texas
March 25, 1998

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY

                             ENRON OIL & GAS COMPANY

P            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
            ENRON OIL & GAS COMPANY FOR ANNUAL MEETING ON MAY 5, 1998
R
         The Undersigned hereby appoints Forrest E. Hoglund, Barry Hunsaker,
O Jr., and Angus H. Davis, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
X Shareholders of Enron Oil & Gas Company (the "Company") to be held at 3:00 p.m. Houston time on Tuesday, May 5, 1998, in the LaSalle Ballroom of the
Y Doubletree Hotel at Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of the Company the undersigned held of record on the books of the Company on the record date for the meeting.

ELECTION OF DIRECTORS, NOMINEES:             (change of address/comments)
Fred C. Ackman, James V. Derrick, Jr.,
Ken L. Harrison, Forrest E. Hoglund,    ----------------------------------------
Kenneth L. Lay, Edward Randall, III,
Jeffrey K. Skilling, Frank G. Wisner    ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                                                                            7437

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. Election of Directors.                                FOR       WITHHELD
   (see reverse)                                         [ ]          [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------


2. Ratification of appointment of independent      FOR       AGAINST     ABSTAIN
   accountants.                                    [ ]         [ ]          [ ]

3. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

                              Change of Address/   [ ]
                              Comments on
                              Reverse Side

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Signature(s)                      Date


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                           THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

             IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:
o DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o CONSOLIDATION OF ACCOUNTS - Eliminate multiple accounts for one holder and certain duplicate shareholder mailings going to one address. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P. O. BOX 2500
                           JERSEY CITY, NJ 07303-2500

                 FOR EARNINGS INFORMATION, CALL (800) 808-0363.